Exhibit 10.10

CASPER SLEEP INC.

April 11, 2018

Greg Macfarlane
10 Dunford Circle
Kansas City, MO 64112

Re:                             Transaction and Retention Benefits

Dear Greg:

We are pleased to inform you that Casper Sleep Inc. (the “Company”), has approved the opportunity for you to earn and receive the transaction bonus(es) described in this letter agreement (this “Agreement”) on and subject to the terms and conditions of this Agreement.

1.                                      Retention and Transaction Bonus.

(a)                                 Within 30 days following your execution of this Agreement, the Company will pay you an amount equal to $163,000, in a single lump-sum in cash, subject to your continued employment with the Company through the date of this payment.

(b)                                 In addition, if a Change in Control (as defined in the Company’s 2015 Equity Incentive Plan, as amended (the “Plan”)), occurs prior to January 3, 2020, then you will be eligible to receive a cash bonus (the “Transaction Bonus”) in the aggregate amount of $1,837,000, payable in three installments as follows:

(i)                                     A lump-sum payment in cash equal to $337,000, will be payable on the first regular payroll date of the Company, or its successor or acquiror, following the closing of such Change in Control, subject to your continued employment with the Company through the closing of the Change in Control;

(ii)                                  A lump-sum payment in cash equal to $500,000, will be payable on the date that is 60 days following the closing of such Change in Control, subject to your continued employment with the Company, or its successor or acquiror, through such payment date; and

(iii)                               A lump-sum payment in cash equal to $1,000,000, will be payable on the first anniversary of the closing of such Change in Control, subject to your continued employment with the Company, or its successor or acquiror, through such payment date.

(iv)                              You must remain an employee of the Company, or its successor or acquiror, in good standing through the date each installment of the Transaction Bonus is paid and if your employment terminates for any reason, you will not be eligible to receive any future installments of the Transaction Bonus. Notwithstanding the foregoing, if following the closing of a Change in Control, (a) the Company (or its successor or acquiror in a Change in Control) terminates your employment without Cause (as defined below) or (b) you terminate your employment with Good Reason (as defined below), and, in either case, provided you execute a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner reasonably satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becomes irrevocable, all within 60 days following the date of such termination, the Company shall pay to you an amount equal to any then unpaid portion(s) the Transaction Bonus, on the first regular payroll date of the Company, or its successor or acquiror, that is 60 days following the date of such termination.

(v)                                 For purposes of this Agreement, the term “Cause” shall mean the occurrence of any one or more of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) your commission of or attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) your material violation of any contract or agreement between the Company and you or of any statutory duty owed to the Company; (iv) your material failure to comply with the written polices or rules of the Company; (v) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (vi) your material failure or neglect to perform assigned duties after receiving written notification of the failure; (vii) your willful disregard of any material lawful written instruction from the Company; and (viii) your willful misconduct or insubordination with respect to the Company or any affiliate of the Company; provided that, in the case of (iii), (iv), (v), (vi), (vii) and (viii) above, if such action or conduct is curable, (1) the Company has provided you written notice within 30 days following the occurrence (or Company’s first knowledge of the occurrence) of any such event; (2) you fail to cure such event within 30 days thereafter, and (3) the Company’s terminates your employment for Cause within 30 days following the end of such cure period. The determination that a termination is for Cause shall be made by the Company in good faith.

(vi)                              For purposes of this Agreement, the term “Good Reason” shall mean and include (i) a material reduction in your annual base compensation opportunity (i.e., base salary and target bonus percentage), (ii) a material diminution of your authority or responsibilities following a Change in Control, provided that you shall not have “Good Reason” by reason of any diminution in authority or responsibilities following a Change in Control that is attributable solely to any one or more of the following: (A) the Company is instead a subsidiary or other part of the acquiring corporation or surviving corporation of a Change of Control (“Acquiring Company”); (B) your authority and responsibilities apply, after the Change of Control, only to the business and operations of the Company and do not extend to other parts of the business or operations of the Acquiring Company; (C) the number of employees reporting you is materially reduced; and/or (D) immaterial portions of the financial operations are, after the Change of Control, integrated with and managed by other parts of the business or operations of the Acquiring Company, and (iii) a relocation of your principal workplace with the Company by greater than 50 miles; so long as, in each case, (x) you provide at least ninety 90 days written notice to the Company following the initial occurrence of any such event, (y) the Company fails to cure such event within 30 days thereafter and (z) you terminate your employment for Good Reason within 30 days following the end of such cure period. Notwithstanding the foregoing, it is understood that a change in your title to a title other than Chief Financial Officer or a direct reporting responsibility to a person other than the Chief Executive Officer or the Board of Directors of the Acquiring Company shall not constitute Good Reason hereunder.

2.                                      Section 409A. The payments and benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code (“Section 409A”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A- 1(h).  Anything in this Agreement to the contrary notwithstanding,  if at the time of your separation from service, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after your separation from service, (B) your death, or (C) such earlier date as permitted under Section 409A without imposition of adverse taxation. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

3.                                      Additional Limitation. Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then (a) the payments and benefits under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Parachute Payments shall not exceed the Threshold Amount (the “Reduction Amount”), and (b) the Company shall use reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A-7 of Treasury Regulations Section 1.280G-1 with respect to such Reduction Amount, and if such requirements are satisfied then such Reduction Amount shall become payable hereunder as if subsection (a) above had not applied thereto. For purposes of this Section, “Threshold Amount” shall mean three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations thereunder, less one dollar.

4.                                      Miscellaneous. This Agreement set forth the entire understanding between you and the Company with respect to the subject matter hereto and supersedes all prior oral and written agreements, promises and/or representations on that subject. Each bonus payment hereunder will be an unsecured, unfunded obligation of the Company, and so any rights you have under this letter agreement shall be those of a general unsecured creditor of the Company. This Agreement is not an agreement of employment and shall not confer upon you any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate your employment or service arrangement at any time or for any reason. This Agreement will be binding upon any surviving entity resulting from a Change in Control of the Company and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder. The terms of this Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the State of New York giving effect to any choice of law or conflict of law provision or rule (whether of the or other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York and you hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of New York for any lawsuit filed there against me by Company arising from or related to this Agreement. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company. You hereby agree that you will not disclose any information regarding the Transaction Bonus to any other person, other than to your immediate family members, or your accountants, financial advisers, or attorneys, or as may be required by law.

Please sign below to confirm your understanding and acceptance of the terms of this letter agreement and return a signed copy to me. On behalf of the management team, I would like to thank you for your continued support of the Company going forward.

Very truly yours,

Casper Sleep Inc.

	By:	/s/ Philip Krim
Name: Philip Krim
Title: CEO

CONFIRMED, ACKNOWLEDGED AND AGREED

/s/ Greg Macfarlane
Greg Macfarlane
Date: April 26, 2018